UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
March 24, 2005

Scheid Vineyards Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22857	77-0461833
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

305 Hilltown Road
Salinas, California 93908
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(831) 455-9990

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreements.

On March 24, 2005, Scheid Vineyards Inc. (the “Company”) delivered a Notice to Proceed (the “Notice”) to Mill Construction Company, the general contactor of the Company’s new winery project.  The Notice also approved the proposed budget of the project at $11,594,920.

On March 29, 2005, the Company entered into an agreement with J.V. Northwest, Inc. for the construction and purchase of winery fermentation and storage tanks for a total purchase price of $3,553,315.

Item 2.03 Creation of Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement

On March 24, 2005, the Company delivered a Notice to Proceed to Mill Construction Company, the general contactor of the Company’s new winery project.  The Notice also approved the proposed budget of the project at $11,594,920.  The agreement provides for monthly progress payments against the costs of the project, the final payment due upon thirty days from the completion of the project.

On March 29, 2005, the Company entered into an agreement with J.V. Northwest, Inc. for the construction and purchase of winery fermentation and storage tanks for a total purchase price and direct financial obligation of $3,553,315.

The terms of the payment of the obligation are as follows:  1) a twenty percent deposit in the amount of $689,421 was paid on December 10, 2004 to secure raw materials; 2) a progress payment of $614,921 was paid January 18, 2005, upon the submission of design drawings for the project; and 3) the balance of the total obligation is to be paid based upon monthly tank completion, with the final invoice due upon the receipt of all tanks.  The agreement will terminate upon the successful completion of the project and the acceptance of the project by the Company.

Item 9.01  Financial Statements and Exhibits.

(c)                                  Exhibits.

Exhibit No.	Description
10.1	Notice to Proceed letter dated March 24, 2005 and Standard Form of Agreement between Owner and Contractor, between Scheid Vineyards Inc. and Mill Construction Company.
10.2	Tank Construction contract executed March 29, 2005, between Scheid Vineyards Inc. and JV Northwest, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 29, 2005	SCHEID VINEYARDS INC.
/s/ Michael S. Thomsen

Michael S. Thomsen
Chief Financial Officer
(Duly Authorized Officer and Principal Financial and Accounting Officer)